EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan and 2003 Employee Stock Purchase Plan, of our report dated March 14, 2006, with respect to the consolidated financial statements and schedule of Kintera, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Kintera, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Kintera, Inc. filed with the Securities and Exchange Commission.

San Diego, California

January 4, 2007

/s/ Ernst & Young LLP